Press	Contact: Thom Mocarsky
Information	Arbitron Inc.
212-887-1314
thom.mocarsky@arbitron.com

Exhibit 99.1

FOR IMMEDIATE RELEASE

ARBITRON INC. REPORTS 2002 FIRST QUARTER FINANCIAL RESULTS

Revenue up 9.5% over first quarter 2001

NEW YORK, APRIL 18, 2002 – Arbitron Inc. (NYSE: ARB) today announced results for the first quarter ended March 31, 2002.

For the first quarter, the Company reported revenue of $65.9 million, an increase of 9.5% over revenue of $60.2 million during the first quarter of 2001. Earnings before interest and taxes (EBIT) for the quarter were $27.6 million, compared with EBIT of $27.3 million during the same period last year. Net income for the quarter was $14.2 million, compared with $16.3 million for the first quarter of 2001.

Cost and expenses were higher than last year because of planned increased spending related to the RADAR® service, the Portable People Meter initiative, royalties, data collection, and research and development. Net income compared to 2001 declined as a result of interest expense related to the debt incurred in connection with the reverse spin-off from Ceridian on March 30, 2001.

Net income per share for the quarter was $0.49 (basic) and $0.48 (diluted), compared with $0.56 (basic and diluted) per share during the comparable period last year. The 2001 earnings per share amounts have been adjusted to reflect the one-for-five reverse split, which became effective following Arbitron’s reverse spin-off from Ceridian on March 30, 2001. Effective January 1, 2002, the Company discontinued the amortization of goodwill in accordance with generally accepted accounting principles. Had the Company been required to adopt this accounting effective as of January 1, 2001, net income and diluted net income per share for the three months ended March 31, 2001 would have been $16.7 million and $0.57, respectively.

In announcing the results, Stephen Morris, president and chief executive officer of Arbitron said, “Our core business remains solid and continues to grow, even with the challenging economic environment. In the first quarter, we generated near double-digit percentage revenue growth, in part due to revenue from our recent RADAR acquisition. Our net earnings for the quarter were in line with our expectations and we remain on track in terms of our expectations for 2002.”

“Since the beginning of the year, we delivered the first data to our charter customers in our new market of Mexico City and we began the groundwork for further expansion of our diary-based service in that country. We reached an important agreement with our radio network customers that allows us to use our existing diary database to produce the RADAR network audience estimates,” Mr. Morris continued.

“This week, Arbitron signed a contract extension with Infinity Broadcasting Corporation, which gives their stations access to our Winter 2002 quarterly radio ratings until the release

Arbitron Inc. • 142 West 57th Street • New York, New York 10019 • www.arbitron.com

Arbitron Inc. Reports 2002 First Quarter Financial Results	Page 2 of 4
April 18, 2002

of the Spring 2002 radio survey as well as access to additional services currently provided. Negotiations for a long-term renewal of the Infinity Broadcasting contract continue,” said Mr. Morris.

“We also have made significant progress in our Portable People Meter initiative,” noted Mr. Morris. “We have reached our goal of recruiting 1,500 consumers for the second phase of the U.S. market trial and are getting ready to analyze the station specific ratings that this new phase of the PPM trial is now producing,” said Mr. Morris. “This is the next important step in our efforts to form a joint venture with Nielsen Media Research.”

About Arbitron
Arbitron Inc. (NYSE: ARB) is an international media and marketing research firm serving radio broadcasters, cable companies, advertisers, advertising agencies and outdoor advertising companies in the United States, Mexico and Europe. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. Arbitron Webcast Services measures the audiences of audio and video content on the Internet, commonly known as webcasts. The Company is developing the Portable People Meter, a new technology for radio, TV and cable ratings.

Arbitron’s marketing and business units are supported by a world-renowned research and technology organization located in Columbia, Maryland. Arbitron has approximately 800 full-time employees; its executive offices are located in New York City.

Through its Scarborough Research joint venture with VNU Media Measurement & Information, Arbitron also provides media and marketing research services to the broadcast television, magazine, newspaper and online industries.

(Tables to Follow)

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron in this release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which Arbitron has derived from the information currently available to it. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include whether we will be able to:

•	realize the benefits we expect to achieve from our spin-off from Ceridian Corporation;

•	renew contracts with large customers as they expire;

•	successfully execute our business strategies, including timely implementation of our Portable People Meter and our Webcast Ratings services, as well as expansion of international operations;

•	effectively manage the impact of further consolidation in the radio industry; and

•	keep up with rapidly changing technological needs of our customer base, including creating new products and services that meet these needs.

Additional important factors known to Arbitron that could cause forward-looking statements to turn out to be incorrect are identified and discussed from time to time in Arbitron’s filings with the Securities and Exchange Commission, including in particular the risk factors discussed under the caption “ITEM 1. BUSINESS – Business Risks” in our Annual Report on Form 10-K, which discussion is incorporated herein by reference.

The forward-looking statements contained in this release speak only as of the date hereof, and Arbitron undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

RADAR® is a registered trademark of Arbitron Inc..

Arbitron Inc. Reports 2002 First Quarter Financial Results April 18, 2002	Page 3 of 4

Arbitron Inc.
Consolidated Statements of Income
Three Months Ended March 31, 2002 and 2001
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,		$	%
	2002	2001	Variance	Variance

Revenue	$65,902	$60,190	$5,712	9.5%
Costs and expenses
Cost of revenue	18,863	15,873	2,990	18.8%
Selling, general and administrative	12,677	11,214	1,463	13.0%
Research and development	5,512	4,696	816	17.4%
Total costs and expenses	37,052	31,783	5,269	16.6%
Operating income	28,850	28,407	443	1.6%
Proportionate share of net loss of affiliate	(1,245)	(1,123)	(122)	10.9%
Earnings before interest and income taxes	27,605	27,284	321	1.2%
Interest income	138	19	119	>100%
Interest expense	4,586	386	4,200	>100%
Earnings before income taxes	23,157	26,917	(3,760)	(14.0%)
Income tax expense	8,915	10,622	(1,707)	(16.1%)
Net income (1)	$14,242	$16,295	$(2,053)	(12.6%)
Net income per weighted average common share — (2)
Basic	$0.49	$0.56	$(0.07)	(12.9%)
Diluted	$0.48	$0.56	$(0.08)	(14.8%)
Weighted average shares used in calculations (in thousands)
Basic	29,215	29,158
Diluted	29,849	29,311
Other data (3)
EBITDA	$28,588	$28,359	$229	0.8%

(1)  Effective January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets,” which required the Company to discontinue the amortization of goodwill and rather test such assets for impairment on an annual basis. Had the Company been required to adopt the provision of the pronouncement effective as of January 1, 2001, net income and diluted net income per share for the three months ended March 31, 2001 would have been $16,721 and $0.57, respectively. The Company does not expect to have any goodwill impairment charges from the adoption of the new pronouncement during 2002.

(2)  The computations of basic and diluted net income per common share for the three month period ended March 31, 2002 are based on Arbitron’s weighted average shares of common stock and potentially dilutive securities outstanding, respectively. For the three-month period ended March 31, 2001, the net income per weighted average common share computations are pro forma computations based upon Ceridian’s weighted average number of shares of Ceridian common stock and potentially dilutive securities outstanding. In November 2000, Ceridian’s board of directors approved a one-for-five reverse stock split, which was effective immediately after the spin-off. Pro forma net income per common share and weighted average common shares outstanding presented herein have been adjusted to reflect this reverse stock split. The diluted weighted average common shares amounts assume that all of Ceridian’s historical dilutive securities were converted into Arbitron securities.

Arbitron Inc. Reports 2002 First Quarter Financial Results	Page 4 of 4
April 18, 2002

(3)  EBITDA is presented as supplemental information that management of Arbitron believes may be useful to some investors in evaluating Arbitron because it is widely used as a measure to evaluate a company’s operating performance before interest expense, as well as to evaluate its operating cash flow. EBITDA is calculated by adding back net interest expense, income tax expense, depreciation and amortization to net income. EBITDA should not be considered a substitute either for net income, as an indicator of Arbitron’s operating performance, or for cash flow, as a measure of Arbitron’s liquidity. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

Arbitron Inc.
Condensed Balance Sheets
March 31, 2002 and December 31, 2001
(Dollars in thousands)

	March 31,	December 31,
	2002	2001
	(Unaudited)	(Audited)

Assets:
Cash and cash equivalents	$15,524	$21,043
Trade receivables	15,486	19,393
Deferred taxes	19,860	28,342
Goodwill, net	32,937	28,937
Other assets	27,799	29,126
Total assets	$111,606	$126,841
Liabilities and Stockholders’ Equity (Deficit):
Deferred revenue	$40,233	$52,993
Long-term debt	195,000	205,000
Other liabilities	29,561	37,957
Stockholders’ equity (deficit) (4)	(153,188)	(169,109)
Total liabilities and stockholders’ equity (deficit)	$111,606	$126,841

(4)  Prior to the spin-off from Ceridian Corporation, Arbitron distributed its earnings to Ceridian. Those distributions, together with a $250 million distribution made to Ceridian on the date of the spin-off, gave rise to the stockholders’ deficit. Proceeds from the issuance of long-term debt were used by Arbitron to make the $250 million distribution.

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